EXHIBIT 10.3

SUPPLEMENTAL PENSION BENEFIT PLAN
as Amended and Restated as of January 1, 2003

SECTION 1. INTRODUCTION

1.1 Background. Caterpillar Inc. has amended the Retirement Income Plan to limit the monthly amount payable to employees, retired employees and former employees who are receiving pension benefits under that plan so that benefits payable under that plan cannot exceed the maximum pension benefit limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"). This Supplemental Pension Benefit Plan (the "Plan"), as set forth in the succeeding Sections of this document, provides additional pension benefits to persons hereinafter described who are eligible for benefits under this Plan and supplements monthly amounts of retirement income payable under such Retirement Income Plan. The Plan has also been amended to provide benefits that would have accrued under the Retirement Income Plan but for the employee’s election to defer salary or incentive compensation under the Company’s Supplemental Employees’ Investment Plan or Deferred Employees’ Investment Plan.

1.2 Use of Terms. Certain terms, as used in this Plan, are defined in Section 8 or elsewhere in this Plan, and are capitalized, and when so used shall have the defined meanings given to them in this Plan.

SECTION 2. ELIGIBILITY

2.1 Eligibility for and Accrual of Benefits. The Plan, as set forth below, applies only to persons who from time to time are receiving, are eligible to receive or are accruing retirement income on or after the Effective Date under the Retirement Income Plan. An employee shall accrue benefits under this Plan in accordance with the provisions of subsections 3.1, 3.2 and 3.4 hereof so long as he remains covered under the Retirement Income Plan and 1) his compensation exceeds the limitation imposed by Code Section 401(a)(17), as adjusted for cost-of-living pursuant to that Section, 2) his benefits under that plan are limited by Code Section 415, as adjusted for cost-of-living pursuant to that Section, or 3) he loses benefits that would have accrued under the Retirement Income Plan but for his election to defer salary or incentive compensation under the Company’s Supplemental Employees’ Investment Plan or Deferred Employees’ Investment Plan.

SECTION 3. PAYMENT OF BENEFITS

3.1 Benefit Formula. A monthly supplemental pension benefit will be payable under this Plan to an Eligible Person in each month equal to the excess of (a) the amount of retirement income that would be payable to such person for that month under the Retirement Income Plan but for the limitations contained in subsections 4.6 and 4.8 of the Retirement Income Plan, as amended, over (b) the amount actually paid to such person for that month under the Retirement Income Plan.

For all purposes of the Plan, the amount of retirement income under the Retirement Income Plan shall be calculated as if any lump sum base salary adjustment (including any variable base pay) or discretionary award were included in determining an Eligible Person's Total Earnings.

3.2 Future Adjustments. Supplemental pension benefit amounts payable under this Plan may be adjusted to take into account future amendments to the Retirement Income Plan, increases in retirement income that are granted under the Retirement Income Plan due to cost-of-living increases or other factors and adjustments made by the Secretary of the Treasury (in regulations or otherwise) to the limitations under Code Sections 401(a)(17) and 415 such that the total amount payable to an Eligible Person under this Plan and the Retirement Income Plan shall equal the monthly amount of retirement income that would be payable under the Retirement Income Plan in the absence of subsections 4.6 and 4.8 of the Retirement Income Plan.

3.3 Commencement of Benefits. Benefits shall commence under this Plan on the first day of the month on or after the Effective Date that benefits become payable to an Eligible Person in accordance with subsection 3.1 hereof and shall continue thereafter so long as benefits are payable in accordance with subsections 3.1 and 3.2 hereof.

3.4 Elective Deferrals. A monthly supplemental pension benefit shall be payable under this Plan to an Eligible Person in an amount equal solely to the amount of benefits that he would have accrued under the Retirement Income Plan but for his election to defer salary or incentive compensation under the Company’s Supplemental Employees’ Investment Plan or Deferred Employees’ Investment Plan; provided, however, that such benefit shall not duplicate any benefit provided pursuant to subsections 3.1 or 3.2 hereof.

SECTION 4. OPTIONAL RETIREMENT BENEFITS

If, in lieu of monthly normal retirement income payable under the Retirement Income Plan, an Eligible Person receives optional retirement benefits under that plan, then optional pension benefits (to the extent not otherwise payable under the Retirement Income Plan because of the limitations contained in subsections 4.6 and 4.8 thereof) will also be payable in the same form under this Plan; except that the joint and survivor annuity described in subsection 6.3 of the Retirement Income Plan, as amended, shall be applicable solely to benefits payable under that plan and shall not be available under this Plan.

SECTION 5. FINANCIAL PROVISIONS

No funding of benefits shall be required, and any benefits payable under this Plan shall be payable by the Company.

SECTION 6. AMENDMENT AND TERMINATION

While the Company expects and intends to continue the Plan, it must necessarily reserve the right to modify, amend or terminate the Plan in whole or in part, at any time. Accordingly, the Company reserves the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time by action of its Board of Directors; provided, however, that the Vice-President of Human Services Division, acting together with the Chairman of the Board of the Company, may amend this Plan if such amendment does not involve an annual cost to the employers under this Plan of more than $500,000 per year and if such amendment does not change the duties and responsibilities of the committees and persons designated to administer this Plan.

SECTION 7. MISCELLANEOUS PROVISIONS APPLICABLE TO THE PLAN

7.1 Vested Rights. Any Eligible Person who is fully vested in his retirement income benefits under the Retirement Income Plan shall be fully vested in his right to receive his accrued additional pension benefits under this Plan upon his retirement under the Retirement Income Plan; and any such pension benefits so vested and accrued shall be non-forfeitable.

7.2 Benefits Not Assignable. Except insofar as may be contrary to federal law or to the laws of any state and jurisdiction in the premises and except as further provided hereunder, benefits under the Plan are not in any way subject to the debts or other obligations of the persons entitled to such benefits, and may not be voluntarily or involuntarily sold, transferred or assigned; except that

(a) any person who is entitled to benefits under this Plan may assign his benefits hereunder to the Company for the sole purpose of repaying (in whole or in part) the amount of any overpayment made under this Plan;

(b) any person entitled to benefits under this Plan also may assign any portion of such benefits otherwise due hereunder to any lawful taxing authority for the purpose of payment of any taxes which are due or may become due on account of such benefits; and

(c) any person entitled to benefits under this Plan may assign such benefits to a bank for the purpose of depositing them in his account in such bank, provided such assignment is pursuant to and in accordance with a current applicable bank agreement between such person and the bank and is filed with the Company.

Any assignment made in accordance with the foregoing, except one made pursuant to paragraph (a) above, shall be revocable at any time by the person who shall have authorized it, and any payment pursuant to any such assignment will constitute a complete discharge of any liability under the Plan for payment of such amount.

7.3 Plan Administered by Company. The Plan will be administered by the Company, and the Company reserves the power to adopt such rules of procedure and regulations, which shall be applied in a uniform and nondiscriminatory manner, as it deems necessary to administer the Plan and to determine all questions arising under the Plan; provided, however, that the Company, by resolution of its Board of Directors, may designate any person, committee, board or similar body to act as named fiduciary or fiduciaries under the Plan and allocate any and all of its duties and responsibilities under the Plan to such named fiduciary or fiduciaries. If the Board of Directors allocates any of its duties and responsibilities under the Plan to a named fiduciary, such named fiduciary shall be substituted for the Company wherever such term appears under the Plan with respect to any duties and responsibilities so allocated. Such named fiduciary or fiduciaries may designate other persons to carry out its fiduciary responsibilities under the Plan.

7.4 Facility of Payment. If the Company shall receive evidence satisfactory to it (1) that a payee entitled to receive any payment provided for in the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor, (2) that another person or an institution is then maintaining or has custody of such payee, and (3) that no guardian, committee or other representative of the estate of such payee shall have been duly appointed, the Company, in its discretion, may make the payment to such other person or institution and the release of such other person or institution shall be a valid and complete discharge for the payment. In the absence of the appointment of a legal guardian, any minor's share may be paid to such adult or adults as have, in the opinion of the Company, assumed the custody and principal support of such minor.

7.5 Company Action. Any action (to the extent not allocated under subsection 7.3) required or permitted to be taken by the Company under the Plan (other than to amend or terminate the Plan) may be taken by the Vice-President of Human Services Division or the Chairman of the Board of the Company or any other person designated by either or both of them. The Plan shall be amended or terminated in accordance with the provisions of Section 6.

7.6 Small Payments. If the monthly amount of supplemental pension benefits to which any person is entitled under the provisions of this Plan at any time shall be less than twenty dollars ($20) per month but more than nine dollars and ninety-nine cents ($9.99), pension payments may be made quarterly, each such quarterly payment to be in an amount equal to the sum of the monthly amounts that would otherwise have been payable during the same quarter, and to be made on the first day of the third month of such quarter. If the monthly benefits to which any person would otherwise be entitled under the plan at any time shall be less than ten dollars ($10) per month, there may be paid to such person, in lieu of monthly pension payments, a cash payment in an amount which is the actuarial equivalent (as determined by the Actuary) of such monthly pension benefits.

SECTION 8. DEFINITIONS

As used herein:

8.1
"Actuary" means an actuary selected by the Company who is not an employee of the Company and who is a Fellow of the Society of Actuaries, or a firm of actuaries selected by the Company, at least one of the members or officers of which is a Fellow of the Society of Actuaries.

8.2	“Company" means Caterpillar Inc. or any successor to it by merger, consolidation, reorganization or otherwise.

8.3	"Effective Date" means January 1, 1976.

8.4	"Eligible Person" means a person described in subsection 2.1 of the Plan.

8.5	"Plan" when used without any modification or qualification thereof means this Supplemental Pension Benefit Plan.

8.6	"Retirement Income Plan" means the Retirement Income Plan which has been adopted by Caterpillar Inc. and certain of its subsidiaries.